Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2013

Dear Shareholders, Customers, and Employees,

Your Company’s 2013 net income has continued to increase thanks to the continued hard work of our dedicated staff members, and customer support throughout our communities.  The Company reported approximately $1.35 million, or $0.39 basic earnings per share, for the second quarter of 2013, compared to $1.2 million, or $0.35 basic earnings per share for the same period of 2012. This 12% increase from the second quarter of 2012 was achieved primarily by reducing non-interest expenses and increasing non-interest income.

We are also pleased to report that your Board of Directors declared a cash dividend that will be payable to shareholders in September 2013, and that your Company’s share price has increased 40% over the past 12 months.

We continue to believe that the drivers of our success are, and will continue to be, our strong corporate values of respect for our shareholders, customers, colleagues, and communities.  Your support and the trust you have placed in us is greatly appreciated.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2013	Six months ended June 30, 2012
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 9,737	$ 11,558
Interest expense	1,633	2,720
Net interest income	8,104	8,838
Provision for loan losses	-	-
Net interest income after provision for loan losses	8,104	8,838
Non-interest income	2,426	2,157
Non-interest expenses	7,391	8,208
Income before income taxes	3,139	2,787
Provision for income taxes	695	582
Net income	$ 2,444	$ 2,205

Average common shares outstanding	3,446,731	3,445,977

PER COMMON SHARE
Net income	$ 0.71	$ 0.64
Book value	$18.05	$17.97
Closing price	$12.11	$ 8.98

FINANCIAL RATIOS
Return on average assets	0.87%	0.76%
Return on average equity	7.67%	7.26%
Net interest margin	3.28%	3.45%
Efficiency ratio	67.21%	71.61%
Loans to deposits	65.40%	70.57%
Allowance for loan losses to loans	1.80%	2.19%

PERIOD END BALANCES
	As of June 30, 2013	As of December 31, 2012
Assets	$557,494	$572,448
Loans	$300,486	$304,445
Deposits	$460,774	$471,199
Shareholders' equity	$ 62,226	$ 64,170

Common shares outstanding	3,446,746	3,446,305

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211